Vienna Finance Department for Fees and Transportation Taxes
                                            Capital Transportation Taxes Section
                                                      Received 12 MARCH 1991 (5)
                                                                 Z1.  ..Beil.

Item no.: 7478                                                      First Copy


                             Notary Acknowledgment


[Notary seal and tax stamp]

The following men who are personally known to me appeared before me, Dr. Christian Kleemann, Notary Public in Vienna, at my office in the Inner City at 1010 Vienna, Riemergasse 1:

1.) Dr. Arno Dettlinger, legal counsel for OMV Incorporated, 1090 Vienna, Otto-Wagner-Platz 5, and submitted the notarized special power of attorney dated Vienna, 1 March 1991 and attached as Attachment ./1 to this notarization which special power confirms his right to represent OMV Incorporated, 1090 Vienna, Otto-Wagner-Platz 5.

2.) Dr. Wolfgang Baumann, born 2 (second) March 1958 (one thousand nine hundred fifty eight), business attorney, ibid.,

and did before me establish and submit for acknowledgment the following:

                             Corporation Agreement

concerning the establishment of a limited liability corporation under RGB1.58, enacted 6 March 1906, in its current form, which in accordance with the representations of the Parties and after discussion of the material and legal status was acknowledged by me as follows:

                                   Section 1.

                               Name and Domicile

(1)  The corporation name is:
                                  OMV (Yakut)
                                Exploration GmbH

(2)  The corporation is based in Vienna.

                                   Section 2.

                          Objective of the Undertaking

The purpose of the undertaking is:

a) Exploration, production, acquisition, transportation, and distribution of petroleum and natural gas, particularly in Yakut.

b) Engaging in business of every kind appropriate to furthering the stated corporation objectives (with the exception of banking activities).

c)   Participation in other undertakings of the stated nature.

                                   Section 3.

                  Duration of the Corporation and Fiscal Year

(1) The duration of the corporation is not limited to a specific period of time.

(2) The corporation's fiscal year coincides with the calendar year. The first fiscal year commences on the date that the corporation is recorded in the Handelsregister [Trade Registry] and ends on 31 (thirty-one) December of the year of recording.

                                   Section 4.

                      Capital Stock and Capital Investment

(1)   The capital stock of the corporation equals           oS500,000
      (five hundred thousand Austrian shillings)
      The capital investment shares of the shareholders in this capital stock are as follows:
      a)    OMV Incorporated                                oS499,000
            (four hundred ninety nine thousand Austrian shillings)
      b)    Dr. Wolfgang Baumann                            oS  1,000

            (one thousand Austrian shillings)

(2) The capital investment is to be immediately paid in full by the shareholders.

                                   Section 5.

                                Executive Bodies

The executive bodies of the corporation are:

a)   The general meeting (the corporation meeting)

b)   The managing director

                                General meeting

(1) The general meeting is held at the corporation headquarters. With the approval of all shareholders, however, the general meeting can be held at another location within the country.

(2) A general meeting may be called by the managing director or by a shareholder by means of a registered letter sent at least 14 (fourteen) days prior to the date of the meeting, which letter shall include the agenda. The date of mailing and the date of the meeting do not count in the computation of the number of days required for the notice. The form of the notice and the notice period do not apply if all shareholders appear and agree to waive compliance with the formal requirements.

(3) The regular general meeting is to be called each year during the first six months of the fiscal year. An extraordinary general meeting may be called at any time when it appears to be necessary in the interests of the corporation.

(4) Instead of adopting motions during a general meeting, written or teletyped voting is permissible if no shareholder objects and the law does not require notarization. The administration shall fix an appropriate period for voting. The administration is to immediately notify shareholders when motions are adopted by written (teletype) means, and is to enter the adopted motion in a protocol book.

(5) A protocol concerning motions adopted during a general meeting must also be prepared and signed by the meeting chair when the law does not require notarization; if no one chairs the meeting, the protocol must be signed by all present. Written decisions under Section (4) replace the protocol. Motions adopted during the general meeting are to be entered into a protocol book by the managing directors.

(6) Each S 1,000 (one thousand Schillings) paid to capital entitles the payer to one vote. Each shareholder has at least one vote.

(7) Decisions of the general meeting are by a simply majority of votes cast in person or by proxy, unless the corporation agreement or law requires otherwise. Approval of the following motions, however, requires a three-fourths majority of votes cast in person or by proxy:

     a)   Establishing the annual budget of the corporation;

     b) Changing the corporation agreement, increasing or decreasing capital, changing the form of the company, mergers, acquisition;

     c) Dissolution and liquidation of the corporation, disposing of corporation assets;

     d) Legal transactions and actions involving the expenditure of more than S 1,000,000 (one million Schillings) over an approved annual budget.

                                   Section 7.

                               Managing Directors

(1) The corporation may have one, two, or several managing directors. The corporation is represented, in cases where only one managing director has been appointed by that person acting independently; if two or more managing directors have been appointed, then by two managing directors acting in concert or by one managing director acting in accordance with a general agent.

(2) Representation by two general agents is permissible within the limitations of Section 49 HGB ["Handelsgesetzbuch" = Commercial Code.]

(3) The managing directors are responsible for deciding the affairs of the corporation which are not specifically reserved to the actions of a general meeting by the GmbH Act [GmbH = Gesellschaft mit beschrankter Haftung = limited liability company] or the corporation agreement (Section 34 GmbH
     Act).

(4) The managing directors and any designated agents are bound in their internal operations ["Innenverhaltnis"; innen = internal, "verhaltnis" = relationship, condition, situation, etc.] by the general or specific instructions given them by the shareholders or by resolution of the shareholders.

(5) In their internal operations, the managing directors must act in unison. If the administration is not able to come to unity, then each managing director has the right to seek a decision from the shareholders.

(6) Prior to closing one of the following legal transactions, giving one of the following declarations, or undertaking one of the following actions, the administration in its internal operations must first seek approval from the shareholders:

     a) Acquisition, disposal, or encumbrance of real property, buildings, or rights relating to things;

     b)   Purchase, sale, and encumbrance of interests in other companies;

     c) Entering into, altering, or severing business relationships with third parties;

     d)   Taking out loans or lines of credit;

     e) Assuming the role of a surety, guarantor, or similar position having potential liability;

     f)   Guaranteeing loans or other credits;

     g)   Entering into or making substantive changes in employment contracts;

     h)   Establishing or closing branch offices;

     i)   Granting or recalling agency and powers of attorney;

     j)   The annual budget;

     k) Legal transactions and activities which go beyond the parameters of normal business activities this is always the case if the legal transaction or activity involves an expenditure of more than S 1,000,000 (one million Schillings) beyond that contained in an authorized budget.

     The shareholders may also withhold their approval for other business activities thereby affecting internal operations.

                                   Section 8.

                  Transfer and Encumbrance of Business Shares

Splitting business shares, transferring business shares, and transferring rights to business shares to shareholders or third parties or encumbering business shares with rights of other shareholders or rights of third parties requires a written but otherwise formless resolution of all shareholders.

                                   Section 9.

                              Financial Statement

During the first 5 (five) months of the fiscal year, the administration shall prepare a financial year report and profit and loss statement for the previous fiscal year and, if the general meeting appointed an auditor, shall forward the completed audit report together with the usual clarifications and a report about business operations and the status of the corporation to the shareholders.

                                  Section 10.

                      Invalid Provisions in the Agreement

Should any provision in this agreement be or become invalid, the validity of the remaining portions shall not be affected thereby. The shareholders agree to replace the invalid provisions with a valid provision which is legally and economically as close as possible to the failed provision.

                                  Section 11.

                               Organization Costs

Costs relating to the organization of the corporation will be borne by the corporation up to oS 50,000 (fifty thousand Austrian Schillings). They are to be listed as expense items in the first annual financial report.

                                  Section 12.

                           Foreign Exchange Affidavit

Dr. Wolfgang Baumann hereby states under oath that he is a foreign exchange citizen under Section 1 of the Austrian Foreign Exchange Act. It is noted that OMV Inc. is a foreign exchange citizen under the same section by virtue of the location of its headquarters in Vienna.

                                  Section 13.

                                 Announcements

Corporation announcements shall be made by registered mail to the shareholders at the address last known to the corporation.

                                  Section 14.

                                     Copies

Each of the parties to this agreement may unilaterally obtain as many copies of this notarized document as desired at the requester's cost.

The foregoing was received, read in its entirety to the parties present, accordingly acknowledged as expressing their own will or that of those for whom they were authorized to act, and immediately signed in my presence. The attached power of attorney, Attachment 1, was not read.

Vienna, on the seventh of March, one thousand nine hundred ninety one.

                      Dr. Arno Dettlinger, by his own hand
              Dr. Wolfgang Baumann, born 3-2-1958, by his own hand
             Dr. Christian Kleemann, Notary Public, by his own hand